Exhibit 2.3

July 26, 2005

Whirlpool Corporation

2000 M63 North

Benton Harbor, MI

49022-2692

Attention:  Jeff M. Fettig

Re: Confidentiality Agreement

Ladies and Gentlemen:

In connection with your and our consideration of a possible negotiated transaction (a “Possible Transaction”) between Maytag Corporation and/or its businesses, subsidiaries, affiliates or divisions (collectively, the “Company”) and Whirlpool Corporation and/or its businesses, subsidiaries, affiliates or divisions (collectively, “Whirlpool”), the Company is prepared to make available to you certain information concerning the business, financial condition, operations, assets and liabilities of the Company, and you are prepared to make available to us certain information concerning the business, financial condition, operations, assets and liabilities of Whirlpool.  Each of the Company and Whirlpool in its capacity as a provider of information hereunder is referred to herein as a “Provider” and in its capacity as a recipient of information hereunder is referred to herein as a “Recipient.”  As a condition to such information being furnished to each Recipient and its Representatives (as hereinafter defined), each Recipient agrees to treat any information concerning the Provider (whether prepared by the Provider, its Representatives or otherwise and irrespective of the form of communication) which is furnished to the Recipient or to its Representatives now or in the future by or on behalf of the Provider (collectively, the “Evaluation Material”) in accordance with the provisions of this letter agreement, and to take or refrain from taking certain other actions as hereinafter set forth.  As used in this letter, a party’s “Representatives” shall include the members, directors, officers, employees, agents, affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the “1934 Act”)), partners or advisors of such party and those of its subsidiaries, affiliates and/or divisions (including, without limitation, attorneys, accountants, consultants, potential debt financing sources, bankers and financial advisors).  For the avoidance of doubt, except as expressly approved in writing by the Company, with respect to Whirlpool, the term “Representatives” shall not include any potential co-investor or equity financing source.

The term “Evaluation Material” also shall be deemed to include any notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by the Recipient or its Representatives that derive from, contain, reflect or are based upon, in whole or in part, the information furnished to the Recipient or its Representatives pursuant hereto.  Notwithstanding any other provision hereof, the term Evaluation Material does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives, (ii) was within the Recipient’s possession and developed by the Recipient prior to its being furnished to the Recipient by or on behalf of the Provider pursuant hereto, provided that the source of such information was not known by the Recipient, after due inquiry, to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Provider or any other party with respect to such information or (iii) becomes available to the Recipient on a non-confidential basis from a source other than the Provider or any of its Representatives, provided that such source is not known by the Recipient, after due inquiry, to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Provider or any other party with respect to such information.  The term “Antitrust Counsel Only Material” shall mean any Evaluation Material that relates to antitrust analysis and is designated in writing by the Provider thereof as Antitrust Counsel Only Material.  Antitrust Counsel Only Material that is disclosed by a Provider or any of its Representatives only to outside antitrust counsel of the Recipient shall be kept confidential and shall not be disclosed to the Recipient or any other of the Recipient’s Representatives.  Each Recipient acknowledges and agrees that the customer letters referred to in Whirlpool’s July 22, 2005 proposal to acquire the outstanding stock of the Company shall constitute Evaluation Material and shall not be disclosed to any third party other than the Recipient’s Representatives as contemplated by this letter agreement.

Each Recipient hereby agrees that it and its Representatives shall use the Evaluation Material solely for the purpose of evaluating a Possible Transaction and for no other purpose, that the Evaluation Material will be kept confidential and that the Recipient and its Representatives will not disclose any of the Evaluation Material in any manner whatsoever, except as required by applicable law or that certain merger agreement, dated as of May 19, 2005 to which the Company is a party (the “Merger Agreement”); provided, however, that (i) the Recipient may make any disclosure of the Evaluation Material to which the Provider gives its prior written consent and (ii) the Recipient may make any disclosure of the Evaluation Material to such of its Representatives who need to know such information for the purpose of evaluating a Possible Transaction; are provided with a copy of this letter agreement; agree to keep the Evaluation Material confidential and agree to be bound by the terms of this letter agreement to the same extent as if they were parties hereto.  In any event, each Recipient agrees to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material, and hereby accepts responsibility for any breach of this letter agreement by any of its Representatives, and agrees at its sole expense to take all commercially reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material.

In addition, you agree that, except as required by applicable law, without the prior written consent of the Company, you and your Representatives will not disclose to any other person the fact that the Evaluation Material has been made available to you, that discussions or negotiations are taking place concerning a Possible Transaction or any of the terms, conditions or other facts with respect thereto, including the status thereof and the identity of the parties thereto (collectively, the “Discussion Information”) and you further agree that you and your Representatives will keep the Discussion Information confidential and you and your Representatives will not disclose any Discussion Information in any manner whatsoever.  Without limiting the generality of the foregoing, you further agree that, without the prior consent of the Company, you will not, directly or indirectly, enter into any agreement, arrangement or understanding or any discussions that may lead to such agreement, arrangement or understanding with any person (other than the Company) regarding a Possible Transaction involving the Company.  The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity. In any event, you agree to undertake reasonable precautions to safeguard and protect the confidentiality of the Discussion Information, and hereby accept responsibility for any breach of this letter agreement by any of your Representatives, and agree at your sole expense to take all commercially reasonable measures to restrain your Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material.

In the event that either Recipient or any of such Recipient’s Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the information it is prohibited from disclosing hereunder, such Recipient shall, unless prohibited by applicable law or regulation, provide the Provider with prompt written notice of any such request or requirement so that the Provider may in its sole discretion seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement.  If, in the absence of a protective order or other remedy or the receipt of a waiver by the Provider, such Recipient or any of its Representatives are nonetheless legally compelled to make such a disclosure to any tribunal, such Recipient or such Recipient’s Representatives may, without liability hereunder, disclose to such tribunal only that portion of such information which is legally required to be disclosed, provided that such Recipient use reasonable efforts to preserve the confidentiality of the Evaluation Material and the Discussion Information, including, without limitation, by using commercially reasonable efforts to cooperate with the Provider, at the Provider’s sole expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such information by such tribunal.

In the event that either Recipient decides not to proceed with a Possible Transaction, such Recipient will promptly inform the Provider of that decision.  In that case, or at any time upon the written request of the Provider in its sole discretion and for any reason, such Recipient will as directed by the Provider promptly (and in no event later than 10 business days after the request therefor) deliver to the Provider or destroy all Evaluation Material (and, in the case of Whirlpool, Discussion

Information), and any copies thereof, and direct such Recipient’s Representatives to do the same, except as required by law, and, upon the Provider’s written request, such Recipient shall provide the Provider with a certificate of compliance with this paragraph.  Notwithstanding the return or destruction of the Evaluation Material and Discussion Information, the Recipient and the Recipient’s Representatives will continue to be bound by the Recipient’s obligations of confidentiality and other obligations hereunder.

Each Recipient understands, acknowledges and agrees that neither the Provider nor any of the Provider’s Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material.  Each Recipient agrees that neither the Provider nor any of the Provider’s Representatives shall have any liability to such Recipient or to any of such Recipient’s Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.  Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

In consideration of the Evaluation Material being furnished to a Recipient, the Recipient hereby agrees that (i) for a period of two years from the date hereof, neither it nor any of its affiliates will solicit to employ or employ (a) any employee employed at the officer level of the Provider or (b) any of the employees of the Provider with whom the Recipient has contact or who are specifically identified as such to the Recipient by the Provider or any of its Representatives for purposes hereof during the period of the Recipient’s investigation of the Provider and (ii) for a period of one year from the date hereof, neither it nor any of its affiliates will solicit to employ or employ any employee employed at the director level of the Provider who is specifically identified to the Recipient by the Provider or any of its Representatives during the period of the Recipient’s investigation of the Provider, in any case under clause (i) or (ii) without obtaining the prior written consent of the Provider; provided, however, that the Recipient may engage in general solicitations for employees in the ordinary course of business.

Each Recipient acknowledges and agrees that it is aware (and that its Representatives are aware or, prior to receipt of any Evaluation Material or Discussion Information, will be advised by the Recipient) of the restrictions imposed by the United States federal securities laws on a person possessing material non-public information about a public company and that the Recipient and any of the Recipient’s Representatives will comply with such laws.

Whirlpool and the Company agree that for a period of three years from the date of this letter agreement, without the permission of the other party hereto, neither Whirlpool nor any of its affiliates on the one hand, nor the Company nor any of its affiliates on the other hand, will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of the other party hereto or any of its subsidiaries, (ii) any tender offer or exchange offer, merger or other business combination involving the other party hereto, any of the subsidiaries or assets of the other party hereto or the subsidiaries constituting a significant portion of the consolidated assets of the other party hereto and its subsidiaries, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the other party hereto or any of its subsidiaries, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the other party hereto or otherwise influence the voting of any securities of the other party; (b) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to the other party hereto; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board of Directors or policies of the other party hereto or to obtain representation on the Board of Directors of the other party hereto; (d) take any action which would or would reasonably be expected to force the other party hereto to make a public announcement regarding any of the types of matters set forth in (a) above; (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing; or (f) request permission to do any of the foregoing.  This paragraph is referred to herein as the “Standstill Paragraph.”  Notwithstanding anything herein to the contrary, nothing herein shall preclude the making of any disclosure required by the federal securities laws.  Notwithstanding anything herein to the contrary, in the event that the Merger Agreement is not adopted by the Company’s stockholders after a vote by the Company’s stockholders at a meeting duly held, or is terminated, then Whirlpool may make proposals to the Company’s Board of Directors and communicate to the Company’s stockholders regarding such proposals.

Notwithstanding anything to the contrary contained in the Standstill Paragraph, Whirlpool may submit to the Company’s Board of Directors a proposal to acquire the Company no later than noon Eastern time on August 9, 2005.  Following such submission, the provisions of the Standstill Paragraph shall continue to apply, except that if the Company’s Board determines that the proposal so submitted by Whirlpool is a “Superior Company Proposal” (as that term is defined in the Merger Agreement) then nothing in the Standstill Paragraph shall preclude Whirlpool from modifying the terms of such proposal on one or more occasions to increase the value of the per share consideration to be received by the Company’s stockholders under such proposal or to change any other term, provision or condition of such proposal in a manner more favorable to the Company or its stockholders, provided however, that (a) there shall be no other change in any term, provision or condition of such proposal and (b) such proposal as so modified must remain open and capable of acceptance by the Company for a period 96 hours plus five business days from the time it is received by the Company.

During the course of the Recipient’s evaluation, all inquiries and other communications are to be made directly to the chief executive officer of the Provider or the other employees or representatives of the Provider specified by the Provider.  Accordingly, the Recipient agrees not to directly or indirectly contact or communicate with any officer, director, employee, agent, customer or creditor of the Provider concerning a Possible Transaction, or to seek any information in connection therewith from such person, without the prior consent of the Provider.  This letter agreement shall constitute written consent to communicate with and seek information from any executive vice president or senior vice president of the Recipient, or the Recipient’s financial advisor.

Each Recipient understands and agrees that no contract or agreement providing for any Possible Transaction shall be deemed to exist between the Recipient and the Provider unless and until a final definitive agreement has been executed and delivered, and each Recipient hereby waives, in advance, any claims in connection with any Possible Transaction unless and until the Recipient and the Provider shall have entered into a final definitive agreement.  Each Recipient also agrees that unless and until a final definitive agreement regarding a Possible Transaction has been executed and delivered, neither the Provider nor the Recipient will be under any legal obligation of any kind whatsoever with respect to such a Possible Transaction, including any obligation of the Provider to provide any particular Evaluation Material, by virtue of this letter agreement except for the matters specifically agreed to herein.  Each Recipient further acknowledges and agrees that the Provider reserves the right, in its sole discretion, to reject any and all proposals made by the Recipient or any of such Recipient’s Representatives with regard to a Possible Transaction, and to terminate discussions and negotiations with such Recipient at any time.  You understand and agree that (i) the Company and its financial advisors shall be free to conduct the process for a Possible Transaction as they in their sole discretion shall determine (including, without limitation, negotiating with any of the prospective buyers and entering into a transaction agreement without prior notice to you or to any other person), and (ii) any procedures relating to a Possible Transaction may be changed at any time without notice to you or any other person.

It is understood and agreed that no failure or delay by either the Company or Whirlpool in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by either the Company or Whirlpool or any of their respective Representatives and that the Company and Whirlpool shall be entitled to seek equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such breach.  Such remedies shall not be deemed to be the exclusive remedies for a breach by either Whirlpool or the Company of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company or Whirlpool, as the case may be.  The Company and

Whirlpool further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this letter agreement is or would be compensable by an award of money damages and agree to waive any requirements for the securing or posting of any bond in connection with such remedy.

This letter agreement is for the benefit of the Company and Whirlpool (and their respective subsidiaries and affiliates), and shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware.  The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware for any actions, suits or proceedings arising out of or relating to this agreement and the transactions contemplated hereby (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above, or to the Company at 403 West Fourth Street North, Newton, IA 50208, shall be effective service of process for any action, suit or proceeding brought against such party in any such court).  The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby in the courts of the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

This letter agreement contains the entire agreement between us and you regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between us and you regarding such subject matter.

No provision in this agreement can be waived or amended except by written consent of the Company and Whirlpool, which consent shall specifically refer to this paragraph (or such provision) and explicitly make such waiver or amendment.

This letter agreement may be signed by facsimile and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.  This letter agreement shall terminate and be of no further force and effect three years from the date hereof, provided that Whirlpool and the Company and their respective Representatives shall continue to be bound by the confidentiality provisions of this letter agreement with respect to the Discussion Information and trade secrets and privileged information furnished to the Recipient or to its Representatives in accordance with the provisions of this letter agreement.  Please confirm your agreement with the foregoing by having a duly authorized officer of your organization sign and return one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

MAYTAG CORPORATION

By:	/s/ RALPH F. HAKE
Name: Ralph F. Hake
Title: Chairman & CEO

CONFIRMED AND AGREED
as of the date written above:

WHIRLPOOL CORPORATION

By:	/s/ DANIEL F. HOPP
Name: Daniel F. Hopp
Title: Sr. Vice President, Corporate Affairs and
General Counsel